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                                                                                                                  EXHIBIT 12

                                                      DIGITAL EQUIPMENT CORPORATION
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          YEAR ENDED                                   SIX MONTHS ENDED
                                 -------------------------------------------------------------    --------------------------
                                  JULY 3,      JUNE 27,     JUNE 29,     JUNE 30,     JULY 1,     JANUARY 1,    DECEMBER 26,
                                   1993          1992         1991         1990        1989          1994           1992
                                 ---------    ----------    ---------    --------    ---------    ----------    ------------
Income before income taxes
  and cumulative effect of
  change in accounting
  principle................      $(224,307)  $(2,078,012)  $(519,720)   $123,989    $1,420,675   $(163,590)    $  (316,405)
                                 ---------   -----------   ---------    --------    ----------   ---------     -----------
Interest deemed to be
  included in rental
  expense(a)...............        167,698       181,604      178,386     170,684      150,693      71,528          86,022
Interest expense --
  other....................         55,384        38,517       44,556      30,641       39,435      40,597          16,344
                                 ---------    ----------    ---------    --------    ---------   ---------     -----------
Fixed charges as defined...  (1)   223,082       220,121      222,942     201,325      190,128     112,125         102,366
                                 ---------    ----------    ---------    --------    ---------   ---------     -----------
Earnings before income
  taxes and cumulative
  effect of change in
  accounting principle plus
  fixed charges defined....  (2) $  (5,772)   $(1,857,891)  $(296,778)   $325,314    $1,610,803   $ (57,028)   $  (214,039)
                                 ---------    -----------   ---------    --------    ----------   ---------    -----------
                                 ---------    -----------   ---------    --------    ----------   ---------    -----------
Ratio of earnings to fixed
  charges (2) / (1)(b).....         (c)          (d)           (e)       1.6x(f)       8.5x          (g)            (h)

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(a) Based on one-third of all rental expense, excluding rent on capitalized leases (being deemed representative of the interest factor in rental expense).

(b) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of income before income taxes and "fixed charges." "Fixed charges" include interest on indebtedness and one-third of all rental expense, excluding rent on capitalized leases (being deemed representative of the interest factor in rental expense).

(c) Earnings were inadequate to cover fixed charges by $229 million.

(d) Earnings were inadequate to cover fixed charges by $2,078 million and by $578 excluding restructuring charges.

(e) Earnings were inadequate to cover fixed charges by $519 million; the ratio would have been 3.6x excluding restructuring charges.

(f) The ratio would have been 4.3x excluding restructuring charges.

(g) Earnings were inadequate to cover fixed charges by $169 million.

(h) Earnings were inadequate to cover fixed charges by $316 million.
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